Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

IPC HOLDINGS, LTD. REPORTS FOURTH QUARTER 2008 RESULTS

PEMBROKE, BERMUDA, February 17, 2009. IPC Holdings, Ltd. (NASDAQ: IPCR) today reported net income for the quarter ended December 31, 2008 of $43.7 million, or $0.79 per common share, compared to $167.0 million, or $2.48 per common share, for the fourth quarter of 2007. For the year ended December 31, 2008 IPC reported net income of $90.4 million, or $1.45 per common share, compared to $385.4 million, or $5.53 per common share, for 2007.

	Quarter ended December 31,		Year ended December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)
	(expressed in thousands of U.S. Dollars, except per share amounts)
NET OPERATING INCOME	$46,465	$140,730	$258,655	$317,857

Net (losses) gains on investments	(2,758)	26,291	(168,208)	67,555

NET INCOME	$43,707	$167,021	$90,447	$385,412

Preferred dividend	2,093	4,235	14,939	17,128

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$41,614	$162,786	$75,508	$368,284

Basic net income available to common shareholders, per common share	$0.81	$2.74	$1.45	$5.97
Diluted net income per common share (anti-dilution provisions apply to the year ended Dec. 31, 2008)	$0.79	$2.48	$1.45	$5.53

Net operating income per common share (diluted)	$0.84	$2.09	$4.36	$4.56

Weighted average number of common shares – basic	51,285,696	59,367,337	52,124,034	61,705,821
Weighted average number of common shares – diluted	55,134,843	67,389,755	59,301,939	69,728,229

Non-GAAP Financial Measures:

In addition to the GAAP financial measures set forth herein, IPC Holdings, Ltd. (the “Company”) has included certain non-GAAP financial measures in this Press Release within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. “Net operating income” and its per share equivalent, as used herein, differ from “net income” and its per share equivalent under GAAP, which the Company believes is the most directly comparable GAAP measure. Net operating income is a common performance measurement which, as calculated by the Company, corresponds to net income excluding net gains and losses on investments. These items are excluded because they are not considered by management to be relevant indicators of the performance of or trends in our business operations, but rather of the investment and credit markets in general. We believe that the presentation of net operating income provides useful information regarding our results of operations because it follows industry practice, is followed closely by securities analysts and rating agencies, and enables investors and securities analysts to make performance comparisons with our peers in the insurance industry. This measure may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on net operating income as a non-GAAP measure in assessing IPC’s overall financial performance.

Results of Operations:

For the quarter ended December 31, 2008, our net operating income was $46.5 million, or $0.84 per common share, compared to $140.7 million, or $2.09 per common share for the fourth quarter of 2007. For the year ended December 31, 2008, our net operating income was $258.7 million, or $4.36 per common share, compared to $317.9 million, or $4.56 per common share, for 2007.

President and Chief Executive Officer Jim Bryce commented: “2008 was a year of unprecedented turmoil, not only in view of the high level of loss activity, but especially in the capital and credit markets, and the impact of this on global economies generally. Our underwriting results in 2008 highlighted our disciplined underwriting approach, demonstrated by our 40.2% loss ratio, in what is considered to have been the second worst year on record in terms of insured losses. However, as we have seen in the past, out of turmoil can come opportunities. We have been gratified by renewals and new business opportunities during the January 1 renewal season. It is noticeable that clients and brokers are entertaining a larger selection of financially strong reinsurers with tried and tested track records of prompt claims payment and continuity of service and support. We are hopeful that the remainder of 2009 will bring continued opportunities to grow and consolidate our position in the insurance and reinsurance market.”

In the quarter ended December 31, 2008, we wrote gross premiums of $40.5 million, compared to $15.2 million in the fourth quarter of 2007. Premiums in respect of new business totaled $7.8 million; this was partly offset by business that was not renewed because of unsatisfactory terms and conditions, or because the cedant did not purchase the protection, which totalled approximately $0.1 million. Premiums from existing business were approximately $6.5 million more in the fourth quarter of 2008 in comparison to the fourth quarter of 2007, mostly due to program re-structuring, including changes in client retentions and pricing. There was a $12.2 million increase in reinstatement premiums in the fourth quarter of 2008 compared to the fourth quarter of 2007, primarily due to the impact of the revision to estimated claims from hurricane Ike, discussed below. Excess of loss premium adjustments, which are adjustments generally arising from differences between cedants’ actual exposure base and original estimates thereof, were $1.1 million less in the fourth quarter of 2008 in comparison to the fourth quarter of 2007. For the year ended December 31, 2008, we wrote gross premiums of $403.4 million, compared to $404.1 million for 2007. The effect of changes to business written for existing clients, including pricing, changes to program structure and/or renewal dates, as well as changes to foreign exchange rates, was a decrease of $38.0 million. Business that was not renewed in the year ended December 31, 2008 totalled $33.0 million, which was more than offset by new business totaling $53.9 million during the same period. Excess of loss premium adjustments were $3.2 million less in the year ended December 31, 2008 compared to 2007, while reinstatement premiums were $19.6 million more in the year ended December 31, 2008 in comparison to 2007, primarily as a result of claims arising from hurricane Ike.

In the fourth quarter of 2008, we ceded $1.0 million of premiums to our retrocessional facility, compared with $0.2 million for the quarter ended December 31, 2007. The actual contracts ceded are at IPC’s underwriters’ judgement in optimizing the risk profile of the portfolio, which can cause premiums ceded to vary as a proportion of our gross writings, from quarter to quarter. In the year ended December 31, 2008 we ceded $6.1 million to our retrocessional facilities, compared to $16.5 million ceded in the corresponding period of 2007. At January 1, 2008, our Property Catastrophe Excess of Loss retrocessional facility was not renewed, and there was less participation by retrocessionaires in our proportional reinsurance facility.

Net premiums earned in the quarter ended December 31, 2008 were $99.4 million, compared to $90.5 million in the fourth quarter of 2007. This increase is primarily due to the impact of reinstatement premiums as a result of the increase to our estimate of claims from hurricane Ike during the period. For the year ended December 31, 2008, net premiums earned were $387.4 million, compared to $391.4 million in 2007. Despite the benefits of both the increase of reinstatement premiums and reduction in premiums ceded during the period, these were offset by a reduction in basic gross premiums written during the year.

We earned net investment income of $23.5 million in the quarter ended December 31, 2008, compared to $24.4 million in the fourth quarter of 2007. For the year ended December 31, 2008 we earned net investment income of $94.1 million, compared to $121.8 million in 2007. During the year ended December 31, 2007 we had received dividends of $22.3 million from our investment in a fund of hedge funds, whereas we did not receive any dividends from this investment in 2008. In addition, the overall yield from the fixed income portfolio was approximately 20–40 basis points less during 2008, compared to 2007.

We recognized a net loss of $(2.8) million from investments in the quarter ended December 31, 2008, compared to a net gain of $26.3 million in the fourth quarter of 2007. As discussed in our first quarter, 2007 earnings press release, effective January 1, 2007 we early-adopted SFAS 159, the Fair Value Option for Financial Assets and Financial Liabilities, with respect to our investment portfolio. Accordingly, all changes to the fair value of our investment portfolio are recorded as net (losses) gains on investments in our consolidated statements of income. In the fourth quarter of 2008, net gains from fixed maturity securities, were $47.9 million, net losses from our equity investments were $(39.2) million, and net losses from our investment in a fund of hedge funds were $(14.2) million. These amounts represent an increase and reductions of 2.9%, (21.6)% and (8.2)%, respectively, from the fair value of those investments at the beginning of the fourth quarter, 2008. Fund of hedge fund performance includes actual reported results to November 30, 2008, together with an estimate of performance for the month of December, as provided by the fund manager. During the fourth quarter of 2008, we also benefitted from a $2.3 million net gain from our investment in mortgage-backed securities. In the fourth quarter of 2007, net gains were comprised of $31.9 million gain from fixed maturity securities, $5.0 million gain from the fund of hedge funds, and a $10.6 million loss from equity investments. For the year ended December 31, 2008 we recognized a net loss of $(168.2) million from investments, compared to a net gain of $67.6 million in 2007. The net loss in the year ended December 31, 2008 was comprised $(25.6) million from fixed maturity investments, $(114.0) million from equities and $(33.1) million from our investment in a fund of hedge funds. These amounts were partly offset by a gain from our investment in mortgage-backed securities in the amount of $4.5 million. For the year ended December 31, 2007 the net gain from investments was comprised of $39.6 million from fixed maturity investments, $31.7 million gain from equity investments and a $3.8 million loss from the fund of hedge funds.

In the quarter ended December 31, 2008, our incurred net losses and loss adjustment expenses were $58.2 million, compared to a reduction of $(45.7) million in the fourth quarter of 2007. Losses in the fourth quarter of 2008 included $54.0 million from hurricane Ike and $3.9 million from hurricane Gustav. The increases to our estimates of ultimate net losses for these events followed the continuing flow of information from our clients and brokers in the affected areas, together with our own internal review and analysis. The reduction to net incurred losses in the fourth quarter of 2007 included $(29.4) million with respect to the flooding which impacted various parts of the U.K. in June and July of 2007; $(22.0) million in respect of the storm and flooding that impacted parts of the New South Wales, Australia in June, 2007; and $(6.4) million with respect to windstorm Kyrill. The reductions were offset in part by our estimate of losses resulting from the wildfires which affected parts of California in October, 2007, which totaled $7.5 million, and by normal attritional losses from proportional treaties. Our loss ratio, which is the ratio of net losses and loss adjustment expenses to net premiums earned, was 58.5% for the quarter ended December 31, 2008, compared to (50.5)% for the fourth quarter of 2007. In the year ended December 31, 2008, our incurred net losses and loss adjustment expenses were $155.6 million, compared to $124.9 million in 2007. During 2008, our incurred losses included: $23.0 million from the Alon Refinery explosion in Texas, a storm that affected Queensland, Australia, and windstorm Emma that affected parts of Europe, all of which occurred in the first quarter of 2008; $10.5 million from flooding in Iowa in June and tornadoes that affected the mid-West United States in May; together with $160.0 million from hurricane Ike and $7.6 million from hurricane Gustav. The losses from these events were partly offset by reductions to our estimates of ultimate net loss for a number of prior year events, including $11.0 million for hurricane Katrina, $1.0 million for hurricane Wilma, $2.6 million for windstorm Kyrill, $18.6 million for the storm and flooding that affected New South Wales, Australia and $22.8 million for the floods that affected parts of the U.K. Net losses incurred during the year ended December 31, 2007 included $28.6 million from windstorm Kyrill; $29.1 million from the storm and subsequent flooding that affected parts of New South Wales; $38.9 million and $41.6 million from the two flooding events that affected parts of the U.K. in June and July, 2007, respectively. These losses were partly offset by reductions to our estimate of ultimate losses from prior year events which totaled $29.7 million. Our loss ratio was 40.2% for the year ended December 31, 2008, compared to 31.9% in 2007.

Our net acquisition costs, which are primarily commissions and fees paid to brokers for the production of business, were $9.2 million for the quarter ended December 31, 2008, compared to $9.5 million in the fourth quarter of 2007. These costs have decreased despite the increase in earned premiums in 2008, because brokerage on reinstatement premiums is generally applied at a lower level than for basic premiums. General and administrative expenses were $6.6 million in the quarter ended December 31, 2008, compared to $10.7 million in the fourth quarter of 2007. This decrease was due primarily to a reduction in the amount of salaries and compensation during the fourth quarter of 2008, resulting from declines in the value of assets in deferred compensation plans for U.S. executives. Our expense ratio, which is the ratio of net acquisition costs plus general and administrative expenses to net premiums earned, was 16.0% for the fourth quarter of 2008, compared to 22.3% for the fourth quarter of 2007, due to the lower level of acquisition costs. For the year ended December 31, 2008 our net acquisition costs were $36.4 million, compared to $39.9 million for 2007. The reason for the decrease is the reduction in earned premium for the period, combined with the lower level of brokerage on reinstatement premiums. For the year ended December 31, 2008 our general and administrative expenses were $26.3 million, compared to $30.5 million in 2007. The primary reason for the reduction is as described above. Our expense ratio for the year ended December 31, 2008 was 16.2%, compared to 18.0% for 2007.

In the quarter ended December 31, 2008 we incurred interest expense of $1.1 million on the $150.0 million drawdown from our syndicated bank credit facility, which occurred on June 12, 2008. The rate of interest on this loan resets quarterly until the due balance is repaid. On December 12, 2008, we repaid $75.0 million of the outstanding balance. The next reset will occur on March 12, 2009. For the year ended December 31, 2008, interest expense was $2.7 million.

On February 17, 2009 the Board of Directors declared a quarterly dividend of $0.22 per common share, payable on March 18, 2009 to shareholders of record on March 4, 2009.

Conference Call

Our management will be holding a conference call to discuss these results at 9:00 a.m. Eastern time tomorrow, February 18, 2009. To participate, call 1-877 856 1961 or (International dial-in 1-719 325 4834);. This conference call will be broadcast simultaneously on the internet and can be accessed from http://www.investor.shareholder.com/media/eventdetail.cfm or our website at www.ipcre.bm, under the ‘News’ / ‘Webcasts’ section, and a replay of the call will also be available at this site from 11:30 a.m. Eastern time until 12:00 midnight Eastern time on Wednesday, March 4, 2009, replay passcode 4786274.

This press release contains certain forward-looking statements within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs, plans or expectations, are forward-looking statements. These statements are based on our current plans, estimates and expectations. Some forward-looking statements may be identified by our use of terms such as “believes,” “anticipates,” “intends,” “expects” and similar statements of a future or forward-looking nature. In light of the inherent risks and uncertainties in all forward-looking statements, the inclusion of such statements in this press release should not be considered as a representation by us or any other person that our objectives or plans will be achieved. A non-exclusive list of important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our expectations; (b) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (c) any lowering or loss of one of our financial ratings of our wholly-owned subsidiary, IPCRe Limited; (d) the effect of competition on market trends and pricing; (e) changes in general economic conditions, including changes in interest rates and/or equity values in the United States of America and elsewhere and continued instability in global credit markets; and (f) other factors set forth in our most recent reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not intend, and are under no obligation, to update any forward-looking statement contained in this press release.

IPC Holdings, Ltd., through its wholly-owned subsidiary IPCRe Limited, provides property catastrophe reinsurance and, to a limited extent, aviation, property-per-risk excess and other short-tail reinsurance on a worldwide basis.

CONTACT:	Jim Bryce, President and Chief Executive Officer or John Weale, Executive Vice President and Chief Financial Officer

Telephone: 441-298-5100

IPC HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of United States dollars, except for per share amounts)

	As of December 31, 2008	As of December 31, 2007
ASSETS:

Fixed maturity investments, at fair value	$1,793,020	$1,803,275
Equity investments, at fair value	365,147	630,483
Cash and cash equivalents	77,020	39,486
Reinsurance premiums receivable	108,033	91,393
Deferred premiums ceded	2,165	2,578
Losses and loss adjustment expenses recoverable	2,771	17,497
Accrued investment income	27,717	30,369
Deferred acquisition costs	9,341	8,893
Prepaid expenses and other assets	3,474	3,717

TOTAL ASSETS	$2,388,688	$2,627,691

LIABILITIES:

Reserve for losses and loss adjustment expenses	$355,893	$395,245
Unearned premiums	85,473	75,980
Reinsurance premiums payable	628	4,677
Deferred fees and commissions	359	476
Accounts payable and accrued liabilities	20,388	25,568
Bank loan	75,000	—

TOTAL LIABILITIES	537,741	501,946

SHAREHOLDERS’ EQUITY:

Share capital:
Common shares outstanding, par value U.S.$0.01	561	576
Mandatory convertible preferred shares, par value U.S.$0.01	—	90
Additional paid-in capital	1,089,002	1,334,271
Retained earnings	762,260	791,689
Accumulated other comprehensive loss	(876)	(881)

TOTAL SHAREHOLDERS’ EQUITY	1,850,947	2,125,745

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,388,688	$2,627,691

Diluted book value per common share	$33.07	$32.42

IPC HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Expressed in thousands of United States dollars)

	Quarter ended December 31,		Year ended December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)
REVENUES:

Gross premiums written	$40,544	$15,208	$403,395	$404,096
Premiums ceded	(1,022)	(155)	(6,122)	(16,529)

Net premiums written	39,522	15,053	397,273	387,567
Change in unearned premium reserve, net	59,846	75,409	(9,906)	3,818

Net premiums earned	99,368	90,462	387,367	391,385
Net investment income	23,480	24,377	94,105	121,842
Net (losses) gains on investments	(2,758)	26,291	(168,208)	67,555
Other income	18	39	65	1,086

	120,108	141,169	313,329	581,868

EXPENSES:

Net losses and loss adjustment expenses	58,169	(45,666)	155,632	124,923
Net acquisition costs	9,202	9,454	36,429	39,856
General and administrative expenses	6,646	10,712	26,314	30,510
Interest expense	1,122	—	2,659	—
Net exchange loss (gain)	1,262	(352)	1,848	1,167

	76,401	(25,852)	222,882	196,456

NET INCOME	$43,707	$167,021	$90,447	$385,412

Preferred dividend	2,093	4,235	14,939	17,128

NET INCOME Available to Common Shareholders	$41,614	$162,786	$75,508	$368,284

Loss and loss expense ratio (1)	58.5%	(50.5)%	40.2%	31.9%
Expense ratio (2)	16.0%	22.3%	16.2%	18.0%
Combined ratio (Sum of 1 + 2)	74.5%	(28.2)%	56.4%	49.9%